Exhibit 99.1

Blount Announces First Quarter 2014 Results

•	First quarter 2014 sales of $232.0 million, flat compared to 2013

•	First quarter 2014 Adjusted EBITDA increased 8 percent to $34.6 million

•	LTM Adjusted EBITDA of $126.0 million

•	2014 full-year sales and profit guidance maintained

PORTLAND, OR - May 9, 2014: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced results for the first quarter ended March 31, 2014.

Results for the Quarter Ended March 31, 2014
Sales in the first quarter were $232.0 million, which were consistent with the first quarter of 2013. Operating income for the first quarter of 2014, which includes $1.5 million facility closure and restructuring expense, was $20.8 million compared to $19.1 million in the prior year. First quarter net income was $10.6 million, or $0.21 per diluted share, compared to $9.3 million, or $0.19 per diluted share, in the first quarter of 2013.

“We performed well during the first quarter, and we are pleased with our results. Market demand was generally flat to last year, but the profit improvement initiatives we have implemented over the past year are taking hold,” stated Josh Collins, Blount’s Chairman and CEO. “We remain cautiously optimistic about the remainder of 2014.”

Mr. Collins continued, “Our margins improved significantly as a result of our continuous improvement program and our restructuring efforts in 2013. We are committed to further enhancing our operations through our Operational Excellence program and other targeted cost-reduction initiatives. We remain focused on managing for the long-term while balancing our business and investments with current market conditions.”

Segment Results
Blount operates primarily in two business segments - the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden
The FLAG segment reported first quarter 2014 sales of $165.2 million, which was slightly higher than the first quarter of 2013. When excluding the impact of foreign exchange rate changes, first quarter 2014 sales increased nearly one percent. Sales volume increases were offset by the impact of currency and a reduction in average prices due to targeted promotions. First quarter 2014 sales increased approximately five percent in Europe and Russia while North American sales were approximately four percent lower than first quarter 2013. The change in segment sales for the comparable first quarter periods is illustrated below.

Change in FLAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
First quarter 2013	$165.1
Increase / (Decrease)
Foreign Exchange	(1.1)	(0.7)%
	164.0	(0.7)%
Unit Volume	2.3	1.4%
Selling Price / Mix	(1.1)	(0.6)%
First quarter 2014	$165.2	0.1%

Segment backlog was $156.8 million at March 31, 2014, a decrease of nearly four percent from $162.8 million on March 31, 2013. The reduction in backlog relates primarily to the timing of customer order intake at the end of the first quarter.

Segment contribution to operating income and Earnings Before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”) was $28.1 million and $34.6 million (after $7.2 million of allocated shared services expenses), respectively, for the first quarter of 2014. Segment contribution to operating income and Adjusted EBITDA improved by 14.3 percent and 9.5 percent, respectively, for the first quarter of 2014 versus 2013. The change in FLAG contribution to operating income for the comparable first quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
First quarter 2013	$24.6	14.9%	$7.0	$31.6	19.1%
Increase / (Decrease)
Steel Costs	0.0
Foreign Exchange	1.2
	25.8	15.6%
Unit Volume	1.0
Selling Price / Mix	(1.1)
Costs / Mix	2.2
	27.9	16.9%
Acquisition accounting(1)	0.2
First quarter 2014	$28.1	17.0%	$6.5	$34.6	20.9%

(1) Represents change in acquisition accounting impact for all FLAG business units

Higher sales volumes, an improved cost profile, and the favorable impact of foreign exchange increased the segment’s contribution to operating income and Adjusted EBITDA. Targeted sales promotions partially offset these positive factors. The segment’s cost profile improved partially due to the closure of the higher cost FLAG manufacturing plant in Portland, Oregon announced in mid-2013 along with higher plant utilization rates of 88 percent in the first quarter of 2014 compared to 85 percent in the first quarter of 2013.

Farm, Ranch, and Agriculture
The FRAG segment reported first quarter 2014 sales of $59.9 million, a decrease of $0.4 million from the first quarter of 2013 mainly due to reduced sales volumes, partially offset by stronger average pricing. Sales volumes were negatively impacted primarily by reduced volume of agricultural blade sales in Europe. The change in segment sales for the comparable first quarter periods is illustrated below.

Change in FRAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
First quarter 2013	$60.2
Increase / (Decrease)
Foreign Exchange	0.1	0.2%
	60.3	0.2%
Unit Volume	(0.9)	(1.4)%
Selling Price / Mix	0.4	0.6%
First quarter 2014	$59.9	(0.6)%

Segment backlog was $22.9 million at March 31, 2014, compared to $16.6 million at March 31, 2013. The increased backlog reflects improved demand for log splitters and tractor attachments in the segment.

The FRAG segment had $3.1 million of Adjusted EBITDA in the first quarter of 2014. FRAG segment contribution to operating income was negative $0.9 million after $1.2 million of depreciation expense, $2.7 million of non-cash amortization of acquired intangible assets, and $2.0 million of allocated shared services expenses. The change in the first quarter 2014 contribution to operating income compared to the first quarter of 2013 is presented below.

Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
First quarter 2013	$(1.1)	(1.8)%	$4.4	$3.3	5.5%
Increase / (Decrease)
Steel Costs	(0.2)
Foreign Exchange	0.0
	(1.3)	(2.1)%
Unit Volume	(0.1)
Selling Price / Mix	0.4
Costs / Mix	(0.2)
	(1.2)	(2.1)%
Acquisition accounting(1)	0.3
First quarter 2014	$(0.9)	(1.5)%	$4.0	$3.1	5.2%

(1) Represents change in acquisition accounting impact for all FRAG business units

Average selling prices improved in the first quarter of 2014 compared to the first quarter of 2013 as a result of a routine annual price increases implemented over the last twelve months. However, the price improvement was more than offset by increased steel costs and higher component and conversion costs. Conversion costs were unfavorable compared to the first quarter of 2013 as a result of temporary equipment outages and marginally higher labor costs as increased production volumes drove overtime and training expense for new personnel.

Corporate and Other
Corporate and Other generated net expense of $6.4 million in the first quarter of 2014 compared to net expense of $4.3 million in the first quarter of 2013. First quarter 2014 Corporate and Other net expense increased primarily due to $1.5 million of facility closure costs, which is related to the closure of the Company’s Querétaro, Mexico blade plant that was announced on February 10, 2014 and wrapping up the closure of our Milwaukie, Oregon forestry plant. Additionally, the remainder of the increase in corporate and other net expense is attributable to slightly lower sales volumes in the CCF business and acquisition accounting expense recorded in the first quarter of 2014.

Net Income
First quarter 2014 net income increased due to higher overall operating income in the first quarter of 2014 compared to 2013. The positive impact of higher operating income was partially offset by higher interest expense in the first quarter of 2014 versus the first quarter of 2013. Net interest expense increased $0.2 million to $4.5 million in the first quarter of 2014 as a result of higher average interest rates on borrowings. Other income declined as a result of foreign exchange impacts on non-operating assets. The change in net income for the first quarter of 2014 compared to the first quarter of 2013 is summarized in the table below.

Change in Consolidated Net Income
(In millions, except per share data; amounts may not sum due to rounding)	Pre-tax Income	Income Tax Effect	Net Income	Diluted Earnings per Share
First quarter 2013 Results	$15.7	$6.3	$9.3	$0.19
Change due to:
Increased operating income excluding acquisition accounting	1.3	0.5	0.8	0.02
Acquisition accounting	0.4	0.1	0.3	0
Increased net interest expense	(0.2)	(0.1)	(0.1)	0
Change in other expense	(0.8)	(0.3)	(0.5)	(0.01)
Change in income tax rate	n/a	(0.8)	0.8	(0.02)
First quarter 2014 Results	$16.3	$5.7	$10.6	$0.21

Cash Flow and Debt
As of March 31, 2014, the Company had net debt of $403.2 million, an increase of $8.0 million from December 31, 2013 and a decrease of $76.8 million compared to March 31, 2013. The increase in net debt since the end of the fourth quarter of 2013 was primarily the result of free cash use of $5.6 million combined with the impact of acquiring the Pentruder® distribution business in the first quarter of 2014. The free cash use in the first quarter of 2014 was due to an increase in working capital partially offset by improved operating results. Capital spending was approximately flat from year to year. Working capital increased due to an increase in accounts receivable partially offset by reduced inventory and increased short-term operating liabilities.

The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to last-twelve-months (“LTM”) Adjusted EBITDA was 3.3x as of March 31, 2014, which is consistent with December 31, 2013.

2014 Financial Outlook
The Company’s fiscal year 2014 outlook remains unchanged. Sales are expected to range between $925 million and $950 million, Adjusted EBITDA between $130 million and $135 million, and operating income to range between $75 million and $80 million. Our expectation for sales continues to assume growth in FLAG segment sales of between two and four percent and growth in FRAG segment sales of between six and eight percent, both compared to estimated full year 2013 levels. In 2014, operating income is expected to experience benefit from foreign currency exchange rates of between $2 million and $3 million, and steel costs are expected to have a $2 million to $3 million unfavorable impact for the year compared to 2013. The 2014 operating income outlook includes non-cash charges of approximately $12 million related to acquisition accounting. Free cash flow in 2014 is expected to range between $32 million and $38 million, after approximately $40 million to $45 million of capital expenditures. Net interest expense is expected to be between $17 million and $18 million in 2014, and the effective income tax rate for continuing operations is expected to be between 35 percent and 38 percent in 2014.

A comparison of key operating indicators for 2013 actual results and the 2014 outlook mid-point is provided in the table below.

(In millions)	2013 Actual	2014 Outlook Mid-Point
Sales	$900.6	$937.5
Operating Income[1]	37.5	78.5
Adjusted EBITDA	123.5	132.5
Free Cash Flow	67.6	35.0
Net Capital Expenditures	29.4	45.0
Net Debt at Period End	395.2	360.4
Net Debt/Adjusted EBITDA	3.3x	2.7x
(1) 2013 Actual Operating Income includes a $24.9 million non-cash charge related to impairment of certain acquired intangible assets

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, ICS® and Pentruder® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2013	2014
Sales	$232,615	$231,959
Cost of sales	169,510	165,066
Gross profit	63,105	66,893
Selling, general, and administrative expenses	43,962	44,568
Facility closure & restructuring charges	—	1,537
Operating income	19,143	20,788
Interest expense, net of interest income	(4,317)	(4,488)
Other income (expense), net	826	2
Income from continuing operations before income taxes	15,652	16,302
Provision for income taxes	6,312	5,716
Net income	$9,340	$10,586

Basic income per share:	$0.19	$0.21
Diluted income per share:	$0.19	$0.21
Shares used for per share computations:
Basic	49,374	49,631
Diluted	50,189	50,247

Free Cash Flow	Three Months Ended March 31,
(Amounts in thousands)	2013	2014
Net cash provided by operating activities	$(5,808)	$818
Net purchases of property, plant, and equipment	(6,405)	(6,461)
Free cash flow	$(12,213)	$(5,643)

Segment Information	Three Months Ended March 31,
(Amounts in thousands)	2013	2014
Sales:
FLAG	$165,143	$165,215
FRAG	60,249	59,881
Corporate and Other	7,223	6,863
Total sales	$232,615	$231,959
Operating income:
FLAG	$24,568	$28,077
FRAG	(1,086)	(899)
Corporate and Other	(4,339)	(6,390)
Operating income	$19,143	$20,788

Condensed Consolidated Balance Sheets	December 31,	March 31,
(Amounts in thousands)	2013	2014
Assets:
Cash and cash equivalents	$42,797	$38,689
Accounts receivable	110,807	143,075
Inventories	156,955	154,576
Asset held for sale	7,680	7,680
Other current assets	38,114	36,474
Property, plant, and equipment, net	164,194	163,025
Other non-current assets	295,804	297,342
Total Assets	$816,351	$840,861
Liabilities:
Current maturities of long-term debt	$15,016	$15,019
Other current liabilities	113,485	121,620
Long-term debt, net of current maturities	422,972	426,865
Other long-term liabilities	110,478	110,337
Total liabilities	661,951	673,841
Stockholders’ equity	154,400	167,020
Total Liabilities and Stockholders’ Equity	$816,351	$840,861

Net debt (Current maturities plus Long-term debt
less Cash and cash equivalents)	$395,191	$403,195

Sales and Adjusted EBITDA
(Amounts may not sum due to rounding)

Three Months Ended March 31,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual
Total sales	$165,143	$165,215	$60,249	$59,881	$7,223	$6,863	$232,615	$231,959

Operating income	24,568	28,077	(1,086)	(899)	(4,339)	(6,390)	$19,143	$20,788
Depreciation	6,487	6,148	1,238	1,166	168	162	7,894	7,476
Non-cash acquisition accounting charges	512	336	3,162	2,818	—	149	3,674	3,303
Stock compensation	—	—	—	—	1,362	1,452	1,362	1,452
Facility closure and restructuring charges	—	—	—	—	—	1,537	—	1,537
Other	—	—	—	—	—	—	—	—
Adjusted EBITDA	$31,567	$34,561	$3,314	$3,085	$(2,809)	$(3,090)	$32,073	$34,556

	Total Company
Twelve Months Ended December 31,	2013 Actual	2014 Outlook
Total sales	$900,595	$937,500

Operating income	$37,521	$78,500
Depreciation	33,479	34,000
Non-cash acquisition accounting charges	14,753	12,000
Impairment charges	24,879	—
Stock compensation	5,607	6,000
Facility closure and restructuring charges (1)	6,046	2,000
Other	1,196	—
Adjusted EBITDA	$123,481	$132,500

(1) The 2014 outlook includes approximately $1 million of cash transition costs and approximately $0.5 million of non-cash charges.